DERMISONICS APPLIES FOR U.S PATENT ON
                           POWER - E CELL(TM) BATTERY

                        ADVANCE IN BATTERY TECHNOLOGY AN
                    OUTGROWTH OF U-STRIP PRODUCT DEVELOPMENT

IRVINE,  CALIFORNIA  ---  FEBRUARY  14,  2006
FOR IMMEDIATE RELEASE

DERMISONICS, INC. (DMSI.OB), a pioneer in the development of ultrasonic transdermal drug-delivery technologies, announced today that it has filed a patent application on its Power-E Cell, a breakthrough in battery technology.

THE POWER-E-CELL (Model No. BKR-50-31) is a flat, rechargeable battery with enhanced energy generation capacity and critical advances in power control. It was specifically designed for the U-Strip Ultrasonic Transdermal Drug Delivery system to power the ultrasonic generator circuit. However, the battery has several unique design features, that make the Power-E Cell suitable for a broad range of applications:

     -A Deadening Function - This allows the battery to remain almost totally
     ---------------------
     inert until the battery is activated by an outside appliance, giving the battery an unusually long shelf life.

     -A Unique On-Off Function - Normal batteries do not have an on/off
     -------------------------
     capability, and as a result their energy continues to drain even when not in use. The Power E-Cell can be turned off, eliminating any loss of power when not in use. This provides for high power surges when the battery activates and a far greater reliability for the battery even after long storage times.

     -Power - Another key feature is its power output, which is considerable for
     ------
     the size of the battery. Model No. BKR-50-31A produces a power output for each cell at 4.2 VDC (nominal), 3.7 VDC minimums, while Model No. BKR-50-31B produces a power output for each cell at 7.2 VDC (nominal). The rated capacity of both designs is 2,000 MA nominal, or 2 Amps of power.

CELL PHONE TEST - In an informal test conducted by the Company, this battery was able to power a cell phone for 30 days.

ABOUT DERMISONICS, INC. - Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based


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
on a radical integration of microelectronics and ultrasonic science with a product carrying patch and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of Insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic Wand) and skin care (U-Wand) fields.

For further information contact Bruce Haglund, CEO.

ABOUT DERMISONICS, INC.

Dermisonics Inc. is a medical device company that is focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of heavy molecular drugs into the system. The U-Strip(TM) is a drug delivery system incorporating a transdermal patch in combination with microelectronics and ultrasonic technology. Tests have shown that this system facilitates the transdermal delivery of Insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size.

For further information contact Bruce Haglund, CEO.

bruce.haglund@dermisonics.com
-----------------------------

DERMISONICS, INC.
2 Park Plaza, Suite 450
Irvine, California  92614
888-401-DERM (3376) Toll Free
Phone: (949) 733-1101 Phone
Fax:  (949) 733-1101
Web site: www.Dermisonics.com

European Investor Relations Contact:

Michael Drepper
Phone: +49-621-430-6130
investor-germany@dermisonics.com
--------------------------------

Legal Notice Regarding Forward-Looking Statements


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
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.


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